UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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Schedule 14A

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Magellan Midstream Partners, L.P.

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Oneok deal won’t rattle US Gulf: Magellan CEO

Aug 11, 2023

By: Brett Holmes, Argus Media Group

The proposed $18bn merger of US midstream giants Oneok and Magellan Midstream Partners would not bring drastic change to the workings of one of the world’s largest oil price discovery terminals, Magellan’s chief executive told Argus this week.

A successful consummation of the planned marriage of crude and refined products-oriented Magellan and natural gas and natural gas liquids (NGL)-focused Oneok would create a Canada-to-US Gulf coast behemoth, with 50,000 miles of pipeline, flying under the Oneok banner. Near the southern end of that system would be the Magellan East Houston (MEH) terminal, a key pricing hub for light sweet crude from the Permian basin.

“Oneok appreciates the business and how we operate,” Magellan chief executive Aaron Milford said, so managing operations in a different way would undercut the value of the assets.

What Magellan is doing with MEH – along with its Permian pipelines that feed into the terminal – are things his company does “really, really well” and there would be very little incentive to change that.

“Quality is really important,” Milford said. Users of Magellen’s system want to make sure they “have a quality of crude oil that is wanted, demanded and needed, not only in the domestic market, but the international market, especially now that WTI is a part of Brent.”

“MEH is important to the crude market. It’s going to remain a central part of our crude business moving forward,” he said.

A “surprise” not welcome by all

The deal between the two “surprised” people when announced in May, Milford said. “People didn’t see it coming.”

In some ways Oneok and Magellan are part of a wave of consolidation in the midstream sector, with Energy Transfer snapping up Lotus Midstream earlier this year and Gibson Energy soon closing on the South Texas Gateway Terminal crude export terminal. But it also runs contrary to other efforts afoot in midstream, like Canadian rival TC Energy splitting off its liquid business.

The deal requires approval from the majority of unitholders at the upcoming 21 September vote, with the results expected to be known that day. A shareholder who does not vote will be considered a vote against the transaction, making it even more important for Milford to rally support among investors.

In June, Magellan’s fourth-largest shareholder, Energy Income Partners (EIP), objected to the deal, saying the premium being offered by Oneok was not enough to offset the tax payments Magellan unitholders would have to make.

But Milford said unitholders are starting to come around to the plan, and that the tax issue is misunderstood.

“They are taxes that they already owe,” said Milford. “The simplest way to understand it is our unit holders have a tax liability that exists today” and this deal just accelerates those taxes.

But in a 17 July letter reiterating its opposition, EIP countered that argument, saying the deal undervalues Magellan unitholders’ ability to control when the tax liability is paid.

“A tax deferral has value,” EIP said in the letter.

Two systems, little overlap

Magellan brings 9,800 (15,800km) of oil product pipelines, 2,200 miles of crude lines and 39mn bl of storage capacity to the table. Oneok has nearly 40,000 miles of pipelines through its NGL and natural gas networks, both of which are linked to significant storage and processing capacity.

While segregation of crude streams is critical for many international buyers tapping into the US’ Permian basin, benefits of the Oneok-Magellan merger may be more apparent between refined products and NGL operations. The two systems run from near the US-Canada border down to the Gulf and a case could be made for connecting them.

“You can move NGL and refined products pretty easily on the same pipes,” said Milford. “We have the ability to optimize the way we use these assets across a very broad liquids business.”

While the Magellan acquisition includes the crude terminal at Seabrook, Texas, on Galveston Bay, the asset does not seem like a candidate for converting to NGL export service given the benefit it is seeing in growing crude exports.

“The idea of just stopping that business and doing something else with it, that doesn’t seem to make a slot of sense to us right now,” said Milford. It is more likely that services would be added at the terminal, rather than swapped, but the company would need to work with its joint venture partner LBC Tank Terminals.

Milford also pointed to open land near Magellan’s Pasadena, Texas, joint venture terminal that is primarily refined products as an option for NGL export infrastructure, but he cautioned against reading too much into that.

“Even if those assets don’t make sense, the expertise we’re going to bring applies more broadly than just the assets we already own,” said Milford.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This communication contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included in this communication that address activities, events or developments that ONEOK, Inc. (NYSE: OKE) (“ONEOK”) or Magellan expects, believes or anticipates will or may occur in the future are forward-looking statements. Words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “create,” “intend,” “could,” “would,” “may,” “plan,” “will,” “guidance,” “look,” “goal,” “future,” “build,” “focus,” “continue,” “strive,” “allow” or the negative of such terms or other variations thereof and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements include, but are not limited to, statements regarding the proposed transaction between ONEOK and Magellan (the “Proposed Transaction”), the expected closing of the Proposed Transaction and the timing thereof and as adjusted descriptions of the post-transaction company and its operations, strategies and plans, integration, debt levels and leverage ratio, capital expenditures, cash flows and anticipated uses thereof, synergies, opportunities and anticipated future performance, including maintaining current ONEOK management, enhancements to investment-grade credit profile, an expected accretion to earnings and free cash flow, dividend payments and potential share repurchases, increase in value of tax attributes and expected impact on EBITDA. Information adjusted for the Proposed Transaction should not be considered a forecast of future results. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication. These include the risk that ONEOK’s and Magellan’s businesses will not be integrated successfully; the risk that cost savings, synergies and growth from the Proposed Transaction may not be fully realized or may take longer to realize than expected; the risk that the credit ratings of the combined company or its subsidiaries may be different from what the companies expect; the possibility that shareholders of ONEOK may not approve the issuance of new shares of ONEOK common stock in the Proposed Transaction or that unitholders of Magellan may not approve the Proposed Transaction; the risk that a condition to closing of the Proposed Transaction may not be satisfied, that either party may terminate the merger agreement or that the closing of the Proposed Transaction might be delayed or not occur at all; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the Proposed Transaction; the occurrence of any other event, change or other circumstances that could give rise to the termination of the merger agreement relating to the Proposed Transaction; the risk that ONEOK may not be able to secure the debt financing necessary to fund the cash consideration required for the Proposed Transaction; the risk that changes in ONEOK’s capital structure and governance could have adverse effects on the market value of its securities; the ability of ONEOK and Magellan to retain customers and retain and hire key personnel and maintain relationships with their suppliers and customers and on ONEOK’s and Magellan’s operating results and business generally; the risk the Proposed Transaction could distract management from ongoing business operations or cause ONEOK and/or Magellan to incur substantial costs; the risk of any litigation relating to the Proposed Transaction; the risk that ONEOK may be unable to reduce expenses or access financing or liquidity; the impact of a pandemic, any related economic downturn and any related substantial decline in commodity prices; the risk of changes in governmental regulations or enforcement practices, especially with respect to environmental, health and safety matters; and other important factors that could cause actual results to differ materially from those projected. All such factors are difficult to predict and are beyond ONEOK’s or Magellan’s control, including those detailed in the joint proxy statement/prospectus (as defined below). All forward-looking statements are based on assumptions that ONEOK and Magellan believe to be reasonable but that may not prove to be accurate. Any forward-looking statement speaks only as of the date on which such statement is made, and neither ONEOK nor Magellan undertakes any obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the Proposed Transaction, on July 25, 2023, ONEOK and Magellan each filed with the Securities and Exchange Commission (the “SEC”) a definitive joint proxy statement/prospectus (the “joint proxy statement/prospectus”), and each party will file other documents regarding the Proposed Transaction with the SEC. Each of ONEOK and Magellan commenced mailing copies of the joint proxy statement/prospectus to shareholders of ONEOK and unitholders of Magellan, respectively, on or about July 25, 2023. This communication is not a substitute for the joint proxy statement/prospectus or for any other document that ONEOK or Magellan has filed or may file in the future with the SEC in connection with the Proposed Transaction. INVESTORS AND SECURITY HOLDERS OF ONEOK AND MAGELLAN ARE URGED TO CAREFULLY AND THOROUGHLY READ THE JOINT PROXY STATEMENT/PROSPECTUS, INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO, AND OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED BY ONEOK AND MAGELLAN WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ONEOK AND MAGELLAN, THE PROPOSED TRANSACTION, THE RISKS RELATED THERETO AND RELATED MATTERS.

Investors can obtain free copies of the joint proxy statement/prospectus and other relevant documents filed by ONEOK and Magellan with the SEC through the website maintained by the SEC at www.sec.gov. Copies of documents filed with the SEC by ONEOK, including the joint proxy statement/prospectus, are available free of charge from ONEOK’s website at www.oneok.com under the “Investors” tab. Copies of documents filed with the SEC by Magellan, including the joint proxy statement/prospectus, are available free of charge from Magellan’s website at www.magellanlp.com under the “Investors” tab.